FOR IMMEDIATE RELEASE                                               Exhibit 99.1
---------------------                                           October 18, 2004

For further information contact:                                 Pamela G. Boone
                                                     Vice President Finance, CFO
                                                                    636-733-1600

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                            MAVERICK TUBE CORPORATION
Reports Record Third Quarter Results and the Retirement of its President and CEO
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     St.  Louis,  October 18, 2004 ----  Maverick  Tube  Corporation  (NYSE:MVK)
announced today its results for the quarter and nine months ended September 30, 2004. The Company reported net income for the third quarter of $68.5 million, or $1.60 per diluted share, compared to net income in the same quarter last year of $8.7 million, or $0.21 per diluted share. Net income for the first nine months of 2004 was $155.3 million, or $3.64 per diluted share, compared to net income last year of $10.0 million, or $0.24 per diluted share. Net sales were $400.7 million for the quarter and $1,060.1 million for the nine months ended September 30, 2004, up from net sales of $226.8 million and $641.1 million, respectively compared to the prior year.

     Total tons of U.S. energy related products shipped by the Company during the third quarter increased to 146,535 tons, up 7% compared to the third quarter of 2003. Drilling levels in the U.S. increased by 13% during the quarter compared to the third quarter of 2003, with a 14% increase in gas related drilling and a 9% increase in oil related drilling. The Company's energy shipments in Canada decreased 17%, down to 60,080 tons, during the third quarter over the comparable quarter last year, with drilling levels decreasing 15% from the third quarter of last year. Third quarter shipments of the Company's industrial products decreased to 93,211 tons, or 11%, compared to the third quarter of 2003, primarily attributable to industry conditions.

     Mr. Eisenberg, the Company's Chairman, said, "With respect to our U.S. OCTG product line, shipments of domestic products increased 11% as compared to the prior quarter and 2% from the same quarter last year. Consumption increased 9% in comparison to the prior quarter and 17% from the same quarter last year. Imports into the U.S. decreased 5% from last quarter, as international rig count continues to climb. Months supply fell 3% to 4.7 months as inventory increased approximately 36,000 tons during the quarter while consumption continued to rise. Our market share was impacted as Maverick continued to push pricing up as our replacement cost of steel climbed."

     Eisenberg continued, "With respect to our Canadian OCTG product line, shipments of domestic products increased 65% as compared to the prior quarter and decreased 20% from the same quarter last year. Consumption increased 49% in comparison to the prior quarter and decreased 14% from the same quarter last year. In addition to growing our market share, we were successful in increasing our selling prices in Canada despite drilling activity not being as strong as previously anticipated."

     Eisenberg went on to say, "Maverick generated record sales and profits for both the quarter and the nine months ended September 30, 2004. The quarter benefited from our strategic focus on line pipe sales as volumes grew by 17% compared to the previous year's third quarter. Our industrial business continued to be very strong, contributing approximately 45% of our gross margins for the quarter. Although we experienced increases in our raw material cost in the latter portion of the quarter, Maverick still benefited from the remaining lower cost inventory. This, coupled with higher selling prices attributable to the increase in the replacement cost of our steel, yielded higher than normal margins. Overall, all segments of Maverick's business performed well during the quarter."

     The Company also announced the retirement of its President and CEO, Gregg Eisenberg, effective October 15, 2004. Mr. Eisenberg has agreed to remain as Chairman of the Board in a non-executive capacity until December 31, 2004, and provide consulting services to the Company for the one-year period following his resignation as Chairman of the Board.

     Effective October 15, 2004, the Board has named C. Robert Bunch as the Acting President and CEO of the Company. Mr. Bunch, 50, has been a director of the Company since 1991. He has been active in the oil service industry since 1981, when he joined Hughes Tool Company as a financial officer. Since that time, he has served as President of Tescorp, Inc., a manufacturer and distributor of oilfield production and exploration equipment; Executive Vice President and Chief Operating Officer of Oyo Geospace, Inc., an oilfield seismic equipment manufacturer; and most recently with Input/Output, Inc. (NYSE:IO), finishing his tenure there as President and Chief Operating Officer. Since leaving Input/Output in 2003, he has been an investor in and a consultant to the oil services industry. He also serves as a director of Pioneer Drilling Company (ASE:PDC).

     Mr. Bunch commented, "Over his many years of dedicated service to Maverick, Gregg contributed greatly to the Company's growth and profitability. His leadership and vision have been instrumental in the Company's growth from a Company valued at approximately $40.0 million at its initial public offering in 1991 to a current market value in excess of $1.3 billion."

     Bunch continued, "One of Gregg's lasting contributions to Maverick is the talented management team he helped recruit. Over the next several months, the Board will continue to build on that team to lead the Company through its next growth phase."

     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003. - Table attached -



                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                   For the Third Quarter and Nine Months Ended
                  September 30, 2004 (In thousands, except rig
                     count, tons shipped and per share data)
                                   (Unaudited)


                                                           Third Quarter Ended                   Nine Months Ended
                                                              September 30,                        September 30,
                                                          2004               2003             2004              2003
                                                   ------------------- ---------------- ---------------- -----------------

Average U.S. Rig Count                                           1,229            1,088            1,170             1,006
Average Canadian Rig Count                                         326              383              352               360

Tons shipped                                                   302,846          321,037          976,863           941,741

Net sales                                                     $400,684         $226,753       $1,060,070          $641,116
Cost of goods sold                                             266,672          196,988          736,254           580,796
                                                   -------------------- ---------------- ---------------- -----------------
Gross profit                                                   134,012           29,765          323,816            60,320
Partial trade case relief (1)                                    (740)            (950)            (740)             (950)
Selling, general and administrative                             21,975           15,716           64,218            39,814
                                                   -------------------- ---------------- ---------------- -----------------
Income from operations                                         112,777           14,999          260,338            21,456
Interest expense                                                 2,076            2,711            7,371             7,153
                                                   -------------------- ---------------- ---------------- -----------------
 Income from continuing operations before income
  taxes and accounting change
                                                               110,701           12,288          252,967            14,303
Provision for income taxes                                      42,168            3,611           96,112             4,321
                                                   -------------------- ---------------- ---------------- -----------------
 Income before cumulative effect of a change in                 68,533            8,677
  accounting principle                                                                           156,855             9,982
 Cumulative effect of accounting
   change (2)                                                       --               --          (1,584)                --
                                                   -------------------- ---------------- ---------------- -----------------
Net income                                                     $68,533           $8,677         $155,271            $9,982
                                                   ==================== ================ ================ =================
Diluted earnings per share before cumulative
  effect of a change in accounting principle
                                                                 $1.60            $0.21            $3.68             $0.24
                                                   ==================== ================ ================ =================
Diluted earnings per share                                       $1.60            $0.21            $3.64             $0.24
                                                   ==================== ================ ================ =================
 Average shares deemed outstanding                          42,862,787       42,254,000       42,678,446        42,035,951
                                                   ==================== ================ ================ =================

Other Data:
Depreciation and amortization                                   $6,871           $5,713          $19,980           $16,733
Capital expenditures                                             7,595            5,040           19,254            13,046

Balance Sheet Data:
(End of period)
Working capital                                                                                 $435,162          $236,825
Goodwill & intangibles                                                                           120,702           112,910
Total assets                                                                                     952,002           643,653
Current maturities of long-term debt                                                               3,165             4,241
Long-term revolving credit facility                                                               67,591            50,207
Convertible debt                                                                                 120,000           120,000
 Other long-term debt (less current maturities)
                                                                                                   3,203             4,311
Stockholders' equity                                                                             550,375           368,872

     (1) Payments will be made to several steel and metals companies under "The Continued Dumping and Subsidy Offset Act of 2000" in November, 2004. These payments will be made to cover certain expenses, including investment in manufacturing facilities and anti-subsidy measures. The Company accrued a $740,000 partial recovery for the trade case outstanding with the Department of Commerce. This recovery increased income from continuing operations by $0.01 per share for the quarter and for the year.

     (2) The Company adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" on March 31, 2004, requiring consolidation of our former Drawn Over Mandrel facility (DOM) since its sale to a third party (PCD) in March 2002. The factors that distinguish PCD from our wholly-owned subsidiaries included in our consolidated financial statements are: (1) the former DOM operation's assets were acquired by PCD with the Company's financial support, (2) the assets sold to PCD remain legally isolated and are restricted and (3) the liabilities of PCD are not our legal obligations, but will be repaid with cash flows generated from the assets. In March 2004, the Company recorded a $1.6 million (net of $1.0 million in taxes) non-cash cumulative charge to recognize the prior losses of PCD. The balance sheet of PCD was included in our balance sheet as of March 31, 2004 and the operating results of PCD are included in the income statement starting as of April 1, 2004.





10/18/04